EXHIBIT 99.1

(BW)(CA-PACER-INTL)(PACR) Pacer International Reports Year 2006 Diluted

Earnings per Share Up Over 34 Percent

Business, Logistics and Transportation Editors

CONCORD, Calif. — (BUSINESS WIRE)—February 7, 2007 — Pacer International, Inc. (Nasdaq:PACR), the non-asset based North America third-party logistics and freight transportation provider, today reported financial results for the annual and three-month periods ended December 29, 2006.

YEAR-TO-DATE RESULTS

For the year ended December 29, 2006, diluted earnings per share increased 34.3 percent to $1.80 per share, compared to $1.34 per share in 2005. Revenues increased $27.7 million to $1,887.8 million compared to $1,860.1 million a year earlier, and income from operations increased by $25.2 million to $118.3 million for the year, compared to $93.1 million a year earlier. With Pacer’s strong cash flow during 2006, the company paid down $31.0 million of debt, repurchased $26.8 million of common stock and paid dividends to shareholders of $22.5 million.

“With income from operations for 2006 on a GAAP basis up more than 27 percent, the company continues to sustain its unbroken record of improved annual financial results, which began in 2002,” said Mike Uremovich, chairman and chief executive officer. “Also, we have reorganized the Wholesale and Retail segments of our business into new Intermodal and Logistics segments. We expect this move, around which we have positioned our strong management team, will allow us to better focus on our core intermodal offerings, including Pacer’s new, company-controlled, door-to-door intermodal product for transportation intermediaries. These changes should also enable us to improve service, customer satisfaction and profitability in the future,” added Uremovich.

On an as-adjusted basis, diluted earnings per share increased $0.28 per share, or 18.4 percent; income from operations increased $13.9 million, or 13.3 percent; and net income increased $10.6 million, or 18.4 percent. These figures are in comparison to 2005 results that are adjusted to exclude the $11.3 million pre-tax charge ($6.8 million after-tax) taken during the second quarter of 2005 for the write-off of software development costs.

Note: A tabular reconciliation of the differences between the adjusted financial results set forth immediately above and financial results determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) is contained in the financial summary statements attached to this press release.

FOURTH QUARTER RESULTS

Diluted earnings per share for the quarter ended December 29, 2006 increased 5.6 percent to $0.57 per share, compared to $0.54 per share in the same quarter of 2005. Revenues decreased by $1.8 million to $502.0 million for the 2006 quarter compared to $503.8 million in the

2005 quarter due primarily to a less than robust peak season and to the transitioning of a truck brokerage customer to another service provider, while income from operations increased by $1.1 million to $37.1 million for the 2006 quarter, compared to $36.0 million a year earlier. During the fourth quarter of 2006, operating cash flows of $18.0 million and cash on hand funded payment of Pacer’s third quarter 2006 dividend to shareholders of $5.6 million and debt payments of $21.0 million.

CONFERENCE CALL TODAY — Pacer International will hold a conference call for investors, analysts, business and trade media, and other interested parties at 5:00 p.m. Eastern Time today (Wednesday, February 7). To participate, please call five minutes early by dialing (800) 288-8976 (in USA) and ask for "Pacer Fourth Quarter 2006 Earnings Call." International callers can dial (612) 332-1210.

Alternatively, an audio-only, simultaneous Web cast of the live conference call can be accessed through the Investor Relations link on the company’s Web site at www.pacer-international.com. For persons unable to participate in either the conference call or the Web cast, a digitized replay will be available from February 7 at 10:15 p.m. Eastern Time to March 7 at 11:59 p.m. Eastern Time. For the replay, dial (800) 475-6701(USA) or (320) 365-3844 (international), using access code 860137. Alternatively, a replay can be accessed through the Investor Relations link on the company's Web site at www.pacer-international.com.

ABOUT PACER INTERNATIONAL — Pacer International, a leading non-asset based North America third-party logistics and freight transportation provider, through its Intermodal and Logistics operating segments, offers a broad array of services to facilitate the movement of freight from origin to destination. The Intermodal segment offers wholesale services provided by Pacer Stacktrain (cost-efficient, two-tiered rail transportation for containerized shipments) and Pacer Cartage (local trucking), as well as retail services through its Rail Brokerage group (intermodal marketing). The Logistics segment provides retail truck brokerage, trucking, warehousing and distribution, international freight forwarding, and supply-chain management services. Pacer International is headquartered in Concord, California. Its Intermodal and Logistics operating segments are headquartered in Concord, California, and in Dublin, Ohio, respectively. Web site: www.pacer-international.com.

CERTAIN FORWARD-LOOKING STATEMENTS — This press release contains or may contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements are based on the company's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are general economic and business conditions; congestion, work stoppages, equipment and capacity shortages, weather related issues and service disruptions affecting our rail and motor transportation providers; industry trends, including changes in the costs of services from rail and motor transportation providers; the loss of one or more of our major customers; the impact of competitive pressures in the marketplace; the frequency and severity of accidents, particularly involving our trucking operations; changes in our business strategy, development plans or cost savings plans; difficulties in maintaining or enhancing our information technology systems; availability of qualified personnel; changes in, or the failure to comply with, government regulation; increases in interest rates; our ability to integrate acquired businesses; terrorism and acts of war; and increases in our leverage. Additional information about these and other factors that could affect the company's business is set forth in the company's various filings with the Securities and Exchange Commission, including those set forth in the company's annual report on Form 10-K for the year ended December 30, 2005 filed with the SEC on March 2, 2006. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as anticipated, believed, expected or intended. Except as otherwise required by federal securities laws, the company does not undertake any obligation to update such forward-looking statements whether as a result of new information, future events or otherwise.

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Note to editors: Issued by Steve Potash and Company, tel.

510/865-0800, or steve@potashco.com

CONTACT: Pacer International

Larry Yarberry, 925-887-1577 (CFO)

Cell: 925-890-9245

lyarberry@pacerintl.com

Pacer International, Inc.

Consolidated Balance Sheet

($ millions)

December 29, 2006
(Unaudited)
Assets

Current assets
Cash and cash equivalents	$—
Accounts receivable, net	210.4
Prepaid expenses and other	15.5
Deferred income taxes	2.4

Total current assets	228.3

Property and equipment
Property, plant & equipment at cost	97.6
Accumulated depreciation	(64.8)

Property and equipment, net	32.8

Other assets
Goodwill, net	288.3
Deferred income taxes	1.5
Other assets	14.4

Total other assets	304.2

Total assets	$565.3

Liabilities & Equity

Current liabilities
Current maturities of long-term debt and capital leases	$—
Book overdraft	3.1
Accounts payable and accrued liabilities	160.9

Total current liabilities	164.0

Long-term liabilities
Long-term debt and capital leases	59.0
Other	5.2

Total long-term liabilities	64.2

Stockholders' equity
Common stock	0.4
Paid In capital	289.1
Retained earnings	47.7
Accumulated other comprehensive loss	(0.1)

Total stockholders' equity	337.1

Total liabilities and equity	$565.3

Pacer International, Inc.

Unaudited Consolidated Statement of Cash Flows

($ in millions)	Twelve Months 2006
Cash Flows from Operating Activities
Net income	$68.3
Adjustments to net income
Depreciation and amortization	7.0
Gain on sale of property and equipment	(0.2)
Deferred income taxes	9.2
Stock based compensation expense	1.5
Excess tax benefit from exercise of stock options	(3.8)
Change in receivables	8.9
Change in other current assets	(4.7)
Change in current liabilities	(23.5)
Other	0.9

Net cash provided by operating activities	63.6

Cash Flows from Investing Activities
Capital expenditures	(3.7)
Proceeds from sales of property and equipment	0.2

Net cash used for investing activities	(3.5)

Cash Flows from Financing Activities
Book overdraft	3.1
Proceeds from issuance of common stock	4.4
Excess tax benefit from exercise of stock options	3.8
Dividends paid to shareholders	(22.5)
Purchase and retirement of Pacer common stock	(26.8)
Debt, revolver, net and capital lease payments	(31.0)

Net cash used for financing activities	(69.0)

Effect of exchange rate changes on cash	(0.2)

Net change in cash and cash equivalents	(9.1)

Cash at beginning of period	9.1

Cash at end of period	$—

Pacer International, Inc.

Reconciliation of As Reported Financial Results to As Adjusted Financial Results

For the Twelve Months Ended December 29, 2006 and December 30, 2005

In millions, except share and per share amounts

Unaudited

Item	2006 As Reported Results	2005				Variance 2006 vs Adjusted 2005%
		As Reported Results	Adjustments		As Adjusted Results
Income from operations - intermodal segment	$132.6	$109.5	$11.3	1/	$120.8	$11.8	9.8%
Income from operations - logistics segment	1.6	5.4	—		5.4	(3.8)	-70.4%
Income from operations - corporate	(15.9)	(21.8)	—		(21.8)	5.9	-27.1%

Total income from operations	118.3	93.1	11.3		104.4	13.9	13.3%
Interest expense, net	6.6	8.2	—		8.2	(1.6)	-19.5%

Income before income taxes	111.7	84.9	11.3		96.2	15.5	16.1%
Income taxes	43.4	34.0	4.5	2/	38.5	4.9	12.7%

Net income	68.3	50.9	6.8		57.7	10.6	18.4%

Diluted earnings per share	$1.80	$1.34	$0.18		$1.52	$0.28	18.4%

Weighted average shares outstanding	38,020,862	38,042,454	38,042,454		38,042,454	(21,592)	-0.1%

1/	Write-off of costs related to the development of Stacktrain computer software.
2/	Income tax effect of the write-off at the effective rate.

For additional information, see "Use of Non-GAAP Financial Measures" in Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 2005.

Pacer International, Inc.

Unaudited Consolidated Statements of Operations

($ millions)

	4th Quarter 2006				Year-to-Date
	Intermodal	Logistics	Corp./Elim.	Consolidated	Intermodal	Logistics	Corp./Elim.	Consolidated
Revenues	$401.2	$101.1	$(0.3)	$502.0	$1,491.7	$397.0	$(0.9)	$1,887.8

Cost of purchased transportation	302.5	83.2	(0.3)	385.4	1,121.7	325.6	(0.9)	1,446.4
Direct operating expenses	32.9	—		32.9	123.1	—	—	123.1
Selling, general & admin. expenses	27.9	17.1	(0.2)	44.8	108.5	68.7	15.8	193.0
Depreciation expense	1.5	0.3	—	1.8	5.8	1.1	0.1	7.0

Income from operations	36.4	0.5	0.2	37.1	132.6	1.6	(15.9)	118.3

Interest expense, net				1.7				6.6

Income before income taxes				35.4				111.7

Income taxes				13.9				43.4

Net income				$21.5				$68.3

Diluted Earnings Per Share				$0.57				$1.80

Pacer International, Inc.

Unaudited Consolidated Statements of Operations

($ millions, except per share amounts)

	4th Quarter				Year-to-Date
	2006	2005	Variance	%	2006	2005	Variance	%
Segments

Revenues
Intermodal	$401.2	$398.4	$2.8	0.7%	$1,491.7	$1,402.6	$89.1	6.4%
Logistics	101.1	105.5	(4.4)	-4.2%	397.0	458.1	(61.1)	-13.3%
Cons. Entries	(0.3)	(0.1)	(0.2)	200.0%	(0.9)	(0.6)	(0.3)	50.0%

Total	$502.0	$503.8	$(1.8)	-0.4%	$1,887.8	$1,860.1	$27.7	1.5%

Income from Operations
Intermodal	$36.4	$42.4	$(6.0)	-14.2%	$132.6	$109.5	$23.1	21.1%
Logistics	0.5	1.2	(0.7)	-58.3%	1.6	5.4	(3.8)	-70.4%
Corporate	0.2	(7.6)	7.8	102.6%	(15.9)	(21.8)	5.9	27.1%

Total	$37.1	$36.0	$1.1	3.1%	$118.3	$93.1	$25.2	27.1%

Net Income	$21.5	$20.4	$1.1	5.4%	$68.3	$50.9	$17.4	34.2%
Diluted Earnings per Share	$0.57	$0.54	$0.03	5.6%	$1.80	$1.34	$0.46	34.3%

Pacer International, Inc.

Historical Quarterly Data 1/

(in millions)

	1Q05	2Q05 2/	3Q05	4Q05	2005 2/	1Q06	2Q06	3Q06	4Q06	2006
Revenue

Intermodal Segment	$335.4	$336.2	$332.6	$398.4	$1,402.6	$373.5	$357.3	$359.7	$401.2	$1,491.7
Logistics Segment	124.9	118.6	109.1	105.5	458.1	96.0	101.3	98.6	101.1	397.0
Intersegment Elimination	(0.2)	(0.2)	(0.1)	(0.1)	(0.6)	(0.1)	(0.4)	(0.1)	(0.3)	(0.9)

Consolidated Revenue	$460.1	$454.6	$441.6	$503.8	$1,860.1	$469.4	$458.2	$458.2	$502.0	$1,887.8

Income from Operations

Intermodal Segment	$23.8	$13.8	$29.5	42.4	$109.5	$29.3	$27.7	$39.2	$36.4	$132.6
Logistics Segment	1.5	1.5	1.2	1.2	5.4	(0.6)	1.2	0.5	0.5	1.6
Corporate	(4.1)	(5.5)	(4.6)	(7.6)	(21.8)	(4.3)	(3.7)	(8.1)	0.2	(15.9)

Consolidated Income from Operations	$21.2	$9.8	$26.1	$36.0	$93.1	$24.4	$25.2	$31.6	$37.1	$118.3

1/	Data reflects the movement of the Company's rail brokerage operations from the logistics segment to the intermodal segment. These reclassifications had no effect on the consolidated results of operations of the Company.

The intermodal segment includes the Stacktrain, cartage and rail brokerage divisions.

The logistics segment includes the highway brokerage, truck services, international freight forwarding, supply chain management and warehousing and distribution services divisions.

2/	Intermodal segment and consolidated income from operations for the second quarter 2005 and year 2005 includes $11.3 million for the write-off of previously capitalized computer software development costs.